Exhibit 99.1

ShoreTel Appoints New Board Member

Josef Vejvoda brings institutional portfolio manager perspective to ShoreTel

SUNNYVALE, Calif., Oct. 2, 2015 /PRNewswire/ -- ShoreTel® (NASDAQ: SHOR), the leading provider of brilliantly simple phone systems and unified communications (UC) solutions, today announced the appointment of Josef Vejvoda to its board of directors as of October 1, 2015. ShoreTel increased the size of its board of directors from seven to eight members.

Vejvoda has served as a portfolio manager of K2 & Associates Investment Management Inc. since August 2013 and as president of Jove Capital Inc. since October 2004. Previously, he was a managing director, corporate finance of MGI Securities. Earlier in his career he held senior roles and other positions at Merrill Lynch Canada, Bank of Montreal, National Bank Financial and TD Securities. In these roles, Vejvoda invested in and provided strategic advisory services to a number of technology companies.

"We welcome Josef to the ShoreTel board along with his perspective as an institutional investor and board member of publicly traded software and Internet infrastructure companies," said Chuck Kissner, chairperson of the ShoreTel board.

Vejvoda serves on the board of Absolute Software Corporation (TSX) and is a member of its Governance and Nomination Committee and Audit Committee. Previously, Vejvoda was on the board of PNI Digital Media (TSX) and was a member of its Audit Committee and the Chairman of its Compensation Committee. Vejvoda holds a bachelor's of computer science degree from Queen's University. He has also earned the Chartered Investment Manager (CIM®) designation from the Canadian Securities Institute and is a graduate of the Institute of Corporate Directors having earned the ICD.D designation.

About ShoreTel
ShoreTel, Inc. (NASDAQ: SHOR) is a leading provider of brilliantly simple IP phone systems and unified communications solutions powering today's always-on workforce. Its flexible communications solutions for on-premises, cloud and hybrid environments eliminate complexity, reduce costs and improve productivity. Recognized for its industry-leading customer experience and support, ShoreTel's innovative business phones, application integration, collaboration tools, mobility, and contact center applications enable users to communicate and collaborate no matter the time, place or device, with minimal demand on IT resources. ShoreTel is headquartered in Sunnyvale, Calif., and has regional offices and partners worldwide. For more information, visit www.shoretel.com.

ShoreTel and the ShoreTel logo are trademarks or registered trademarks of ShoreTel, Inc. in the United States and/or other countries. All other trademarks, trade names and service marks herein are the property of their respective owners.

Media contact:
Katie Maller
408-962-2786
kmaller@shoretel.com

Investor contact:
Barry Hutton
408-962-2573
bhutton@shoretel.com

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